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                                                                    EXHIBIT 99.2


          FIRST AMENDMENT TO THE ADMINISTAFF, INC. 1997 INCENTIVE PLAN


         WHEREAS, the Board of Directors of Administaff, Inc. (the "Board") is authorized by Paragraph 16 of the Administaff, Inc. 1997 Incentive Plan (the "Plan") to amend the Plan from time to time; and

         WHEREAS, the Board deems it advisable to amend the Plan in certain respects;

         NOW, THEREFORE, Paragraphs 9(a) and (b) of the Plan are hereby amended in their entirety to read as set forth below, effective as of May 28, 1997:

         (a) Each Director who is elected or appointed to the Board for the first time on or after May 28, 1997 shall automatically receive, on the date of his or her election or appointment, a Director Option for 7,500 shares of Common Stock, which shall become vested as to one-third of the shares on each anniversary of the Date of Grant; provided, however, if the Director ceases to be a member of the Board, his unvested Director Options, if any, on such date shall be automatically canceled unpaid, unless such termination is due to death or disability, in which event the unvested Director Options shall be automatically vested in full.

         (b) On the day of the regular Annual Meeting of the Stockholders of the Company in each year that this Plan is in effect (commencing with the 1996 Annual Meeting of Stockholders), each Director who is in office immediately after such annual meeting and who was not elected or appointed to the Board for the first time at such annual meeting shall automatically receive a Director Option for 2,500 shares of Common Stock, which shall be 100% vested on the Date of Grant.

         All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

         Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.